EXHIBIT 8.1

Significant Subsidiaries of O2MICRO INTERNATIONAL LIMITED

O2Micro, Inc., a California corporation

O2Micro Electronics, Inc., a Taiwan company

O2Micro International Japan Limited, a Japanese company

O2Micro PTE Limited-Singapore, a Singapore company

Aotu Micro (Wuhan) Co., Ltd., a Chinese company

O2Micro (Beijing) Co., Ltd., a Chinese company

O2Micro (China) Co., Ltd., a Chinese company

O2Micro (Chengdu) Co., Ltd., a Chinese company

O2Security Limited, a Cayman Islands company

International Asset Holding Company, a Cayman Islands company

O2Security (Wuhan) Co., Ltd., a Chinese company